Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces $1 Billion Share Repurchase Program

Clayton, MO, November 1, 2021 – Olin Corporation (NYSE: OLN) today announced that its Board of Directors approved a new $1.0 billion share repurchase program (“2021 Share Repurchase Program”).  Under the 2021 Share Repurchase Program, shares of the Company’s common stock may be repurchased periodically, including in the open market or privately negotiated transactions.  The actual timing, manner, number, and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Olin’s common stock, general market and economic conditions, applicable requirements, and other business considerations.

“With our solid balance sheet and strong cash flow, the Company is well positioned to execute on this attractive opportunity to invest in Olin,” said Scott Sutton, Olin Chairman, President and Chief Executive Officer.  “This new program reflects our confidence in Olin’s future earnings and cash flow generation and is consistent with our broader capital allocation strategy to maximize shareholder value in the coming years.”

On September 30, 2021, the Company had remaining authorization to repurchase approximately $236 million of the Company’s common stock under its existing stock repurchase plan approved in April 2018 (the “2018 Share Repurchase Program”).  The authorization remaining available under the 2018 Share Repurchase Program is not affected by the authorization of the 2021 Share Repurchase Program.

The 2021 Share Repurchase Program has no time limit and does not obligate the Company to acquire any particular amount of shares of the Company’s common stock.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition.  The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid.  Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements.  These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate.  The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.  The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors.  In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks

●	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
●
declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

●	unsuccessful implementation of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
●	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
●	failure to control costs or to achieve targeted cost reductions;
●	higher-than-expected raw material, energy, transportation, and/or logistics costs;
●	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
●	the failure or an interruption of our information technology systems;
●	our substantial amount of indebtedness and significant debt service obligations;
●	the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental COVID-19 vaccine mandates;
●	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
●	the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
●	failure to attract, retain and motivate key employees;
●	risks associated with our international sales and operations, including economic, political or regulatory changes;
●	the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in our pension plan;
●	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
●	our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks

●	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
●	changes in, or failure to comply with, legislation or government regulations or policies, including changes within the international markets in which we operate;
●	unexpected litigation outcomes;
●	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
●	various risks associated with our Lake City U.S. Army Ammunition Plant contract, including performance and compliance with governmental contract provisions.

All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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